Exhibit 10.1

Execution Version

WAIVER, CONSENT AND AMENDMENT NO. 8 to CREDIT AGREEMENT

This WAIVER, CONSENT AND AMENDMENT NO. 8 TO CREDIT AGREEMENT (this “Agreement”) is entered into as of July 27, 2026, by and among T1 G1 Dallas Solar Module LLC, a Texas limited liability company (the “Borrower”), the lenders party hereto constituting the Required Lenders under the Credit Agreement (defined below) (collectively, the “Required Lenders”), HSBC Bank USA, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent appointed pursuant to the Loan Documents, the “Administrative Agent”), and HSBC Bank USA, N.A., a national banking association, as collateral agent for the Secured Parties (in such capacity, together with any successor collateral agent appointed pursuant to the Loan Documents, the “Collateral Agent,” and together with the Borrower, the Required Lenders, and the Administrative Agent, collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, reference is made to that certain Credit Agreement, dated as of July 16, 2024, as modified by that certain Consent, Waiver, Amendment No. 1 to Credit Agreement dated as of December 23, 2024, Amendment No. 2 to Credit Agreement dated as of February 13, 2025, Amendment No. 3 to Credit Agreement dated as of February 28, 2025, Amendment No. 4 to Credit Agreement dated as of March 14, 2025, Amendment No. 5 to Credit Agreement dated as of April 30, 2025, Amendment No. 6 to Credit Agreement dated as of June 30, 2025, Amendment No. 7 to Credit Agreement dated as of November 14, 2025 and Waiver No. 3 to Credit Agreement dated as of June 23, 2026 (and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Administrative Agent, the Collateral Agent and the Lenders, pursuant to which, among other things, the Lenders have agreed to extend financing to the Borrower with respect to the development, design, permitting, engineering, procurement, construction, completion, testing, operation and maintenance of a solar photovoltaic module manufacturing facility with a total annual production capacity of 5 GWdc to be located in Wilmer, Texas;

WHEREAS, the definition of “Change of Control” in Section 1.01 of the Credit Agreement provides, in clause (d) thereof, that a Change of Control occurs if TED ceases to satisfy both of the following requirements: (i) TED retains, directly or indirectly, at least 9.9% of the Sponsor’s common stock (subject to the transition provisions set forth therein), and (ii) the Sponsor’s board of directors consists of at least one director appointed by TED, directly or indirectly;

WHEREAS, in connection with the Borrower’s efforts to ensure that neither the Borrower nor the Project is subject to the exercise of “effective control” by a “specified foreign entity” (as such terms are used in Section 6.29 of the Credit Agreement) (such efforts, the “FEOC Restructuring”), TED’s right to appoint a director to the board of directors of the Sponsor has been removed, and TED no longer has any director appointed by it serving on the board of directors of the Sponsor, in each case as previously disclosed to the Administrative Agent and the Lenders and as subsequently announced by the Sponsor on a Current Report on Form 8-K filed on December 30, 2025 with the U.S. Securities and Exchange Commission;

WHEREAS, the Borrower has advised the Administrative Agent and the Lenders that the Sponsor intends to consummate certain debt or equity financings, the proceeds of which would be used to fund the Sponsor’s solar cell manufacturing fab in Milam County, Texas with 2.1 gigawatts of capacity, the Sponsor’s working capital and other general corporate purposes, including (a) an issuance and sale of one or more series of convertible notes via a private placement under Section 4(a)(2) of the Securities Act of 1933 and Regulation D promulgated thereunder, (b) an underwritten or non-underwritten public or private offering of shares of the Sponsor’s common stock, whether registered under the Securities Act of 1933 or exempt from registration thereunder, or (c) the issuance and sale of shares of the Sponsor’s common stock under an “at-the-market” offering program that the Sponsor plans to establish (collectively, the “Specified Equity Transactions”), and that the Specified Equity Transactions may, individually or collectively, reduce TED’s ownership of the Sponsor’s common stock below 9.9%;

WHEREAS, absent the waiver, consent and amendment set forth herein, TED ceasing to retain at least 9.9% of the Sponsor’s common stock as a result of the Specified Equity Transactions, would cause this requirement set forth in clause (d) of the definition of “Change of Control” to fail to be satisfied and, as a result, would constitute a Change of Control and an Event of Default under Section 8.01(h) (Change of Control) of the Credit Agreement;

WHEREAS, the Borrower has requested that the Required Lenders (a) waive and consent to such Change of Control and any Default or Event of Default resulting therefrom and (b) amend and restate clause (d) of the definition of “Change of Control” so that it consists solely of a requirement that TED retain, directly or indirectly, at least 5% of the Sponsor’s common stock, in order to conform the Credit Agreement to the FEOC Restructuring, the Specified Equity Transactions and the resulting ownership and governance structure of the Sponsor; and

WHEREAS, the Required Lenders party hereto are willing to grant such waiver and consent and to effect such amendment, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS

1.01 Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

Article II
WAIVER, CONSENT AND AMENDMENT TO CREDIT AGREEMENT

2.01 Waiver and Consent. As of, and subject to the occurrence of, the Effective Date, and pursuant to Section 10.03 (Amendments and Waivers) of the Credit Agreement, the Required Lenders hereby (a) consent to TED ceasing to retain, directly or indirectly, at least 9.9% of the Sponsor’s common stock in connection with the FEOC Restructuring and the Specified Equity Transactions; and (b) waive (i) any Change of Control arising under clause (d) of the definition of “Change of Control” in the Credit Agreement to the extent resulting from the matters described in clause (a) above, and (ii) any Default or Event of Default under Section 8.01(h) (Change of Control) of the Credit Agreement arising as a result thereof, in each case whether occurring before, on or after the Effective Date.

2.02 Amendment to Definition of “Change of Control”. Pursuant to Section 10.03 (Amendments and Waivers) of the Credit Agreement, effective as of the Effective Date, the definition of “Change of Control” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Change of Control” means the occurrence of any of the following:

(a) Holdings ceases to retain, directly, 95% of the Capital Stock of the Borrower or 100% of the Capital Stock of Trina Blocker;

(b) Trina Blocker ceases to retain, directly, 5% of the Capital Stock of the Borrower;

(c) the Sponsor ceases to retain, directly or indirectly, at least 50.1% of the total voting power of shares of stock or other ownership interests entitled (on a fully diluted basis) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies of Borrower; or

(d) TED ceases to retain, directly or indirectly, at least 5% of the Sponsor’s common stock.

Article III

CONDITIONS TO EFFECTIVENESS

3.01 This Agreement shall become effective on the date (the “Effective Date”) on which each the following conditions shall have been satisfied or waived:

(a) Executed Documents. The Parties (or their respective counsel) shall have received from each of the other Parties a counterpart of this Agreement which has been duly executed on behalf of each such Party.

(b) Fees and Expenses. All fees and expenses of the Secured Parties and their counsel that are due and payable as of the Effective Date shall have been, or will be on the Effective Date, paid in full.

(c) Representations and Warranties. Each of the representations and warranties set forth in this Agreement shall be true and correct in all material respects as of the Effective Date.

(d) Specified Equity Transactions. The Borrower shall have provided evidence to the Lenders of the closing and/or establishment of the Specified Equity Transactions, as applicable; provided that the filing by the Sponsor of a Current Report on Form 8-K with the U.S. Securities and Exchange Commission, or the issuance by the Sponsor of a press release, in each case announcing (i) the closing of any private placement of convertible notes of the Sponsor, (ii) the closing of any underwritten or non-underwritten public or private offering of shares of the Sponsor’s common stock, or (iii) the establishment of any at-the-market offering program, shall in each case constitute sufficient evidence of the closing or establishment (as applicable) of the relevant Specified Equity Transaction for purposes of this Section 3.01(d).

Article IV

REPRESENTATIONS AND WARRANTIES

4.01 The Borrower hereby represents and warrants to the Lenders parties hereto and the Administrative Agent, as of the date hereof and as of the Effective Date, that:

(a) this Agreement has been duly executed and delivered by it and this Agreement, the Credit Agreement and the other Loan Documents to which it is party as in effect on the date hereof constitute the legal, valid and binding obligations of it, enforceable against it in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditor’s rights generally or by equitable principles relating to enforceability; and

(b) its execution, delivery and performance of this Agreement and its performance of, respectively, the Credit Agreement and the other Loan Documents to which it is party as in effect on the date hereof, have been duly authorized by all necessary limited liability company or corporate action and do not: (i) contravene the terms of its charter, bylaws, or other organizational documents, as applicable, (ii) violate any law or regulations, or any order or decree of any court or Governmental Authority, (iii) conflict with or result in the breach or termination of, constitute a default under or result in or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrower is a party or by which the Borrower or any of its property is bound, (iv) result in the creation or imposition of any Lien upon any of its property other than those in favor of the Collateral Agent pursuant to the Loan Documents, or (v) require the consent or approval of any Governmental Authority or any other Person.

Article V

MISCELLANEOUS PROVISIONS

5.01 Reference to Credit Agreement. On and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Agreement.

5.02 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, transferees and permitted assigns.

5.03 Governing Law, etc. Sections 1.02 (Computation of Time Periods; Other Definitional Provisions), 10.01 (Notices), 10.02 (Expenses; Indemnity; Damage Waiver), 10.12 (Governing Law; Jurisdiction; Etc.), 10.13 (Waiver of Jury Trial), 10.14 (Treatment of Certain Information; Confidentiality) and 10.16 (Counterparts; Integration; Effectiveness) of the Credit Agreement are hereby incorporated herein by reference, mutatis mutandis.

5.04 Headings. All headings used herein are for reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

5.05 Loan Document. This Agreement shall be a “Loan Document” for purposes of the definition thereof in the Credit Agreement.

5.06 No Modification; No Other Matters. Except as expressly provided for herein, the terms and conditions of the Loan Documents shall continue unchanged and shall remain in full force and effect and are hereby ratified and affirmed. This Agreement is limited in effect and shall apply solely to the matters set forth herein and to the extent expressly set forth herein and shall not be deemed or construed as an amendment, waiver or consent of any other matters. Except as expressly provided herein, nothing herein shall be construed as or deemed to be a waiver or consent by Administrative Agent or any Lender of any past, present or future breach or non-compliance with any terms or provisions contained in any Loan Document, and nothing herein shall abrogate, prejudice, diminish or otherwise affect any powers, rights, remedies or obligations of any Person arising before the date of this Agreement.

5.07 Lender Direction to Agents. The Lenders party hereto, constituting not less than the Required Lenders, hereby authorize and direct the Administrative Agent and the Collateral Agent to enter into this Agreement. Each Party acknowledges and agrees that the provisions of Article IX (The Agents) of the Credit Agreement shall apply to any and all actions taken by the Administrative Agent and the Collateral Agent in accordance with such direction and this Agreement.

[Signature pages follow this page]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the date first written above.

BORROWER:

T1 G1 DALLAS SOLAR MODULE LLC

By:	/s/ Evan Calio
Name:	Evan Calio
Title:	President and Treasurer

[Signature Page to Waiver, Consent and Amendment No. 8 to Credit Agreement]

ADMINISTRATIVE AGENT:

HSBC BANK USA, N.A.

By:	/s/ Bertha Gallardo
Name:	Bertha Gallardo
Title:	Vice President

COLLATERAL AGENT:

HSBC BANK USA, N.A.

By:	/s/ Bertha Gallardo
Name:	Bertha Gallardo
Title:	Vice President

[Signature Page to Waiver, Consent and Amendment No. 8 to Credit Agreement]

LENDERS:

SOCIÉTÉ GÉNÉRALE,

as Lender

By:	/s/ Stephania Vasilieva
Name:	Stephania Vasilieva
Title:	Vice-President

HSBC BANK USA, N.A.,

By:	/s/ Karun Chopra
Name:	Karun Chopra
Title:	Director, HSBC Infrastructure Finance

STANDARD CHARTERED BANK,

By:	/s/ Chloe Petrich
Name:	Chloe Petrich
Title:	Executive Director, Infrastructure and Development Finance Group

[Signature Page to Waiver, Consent and Amendment No. 8 to Credit Agreement]